DISTRIBUTION AGREEMENT
between
SYMETRA MUTUAL FUNDS TRUST
and
SYMETRA SECURITIES, INC.

THIS AGREEMENT, made and entered into this 7th day of February, 2012 by and between Symetra Mutual Funds Trust (the “Trust”), a statutory trust organized under the laws of Delaware, and Symetra Securities, Inc. (the “Distributor”), a corporation organized under the laws of the State of Delaware.

RECITALS

(A)           The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company consisting of a number of investment portfolios (each, a “Fund”).

(B)           The Trust issues a separate series of shares of capital stock for each Fund representing a fractional undivided interest in that Fund.

(C)           Each series and class of the Trust’s shares (“Shares”) are registered under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-1A.  The term “Registration Statement,” as used herein, means the Trust’s 1933 Act Form N-1A registration statement, including all prospectuses therein and exhibits thereto, as of the effective date of the most recent post-effective amendment thereto.

(D)           Distributor is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(E)           Each series Shares is offered and sold to separate accounts of life insurance companies issuing variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) as investment options under such Contracts and Policies.

(F)           Each such insurance company (an “Insurer”) has entered into a participation agreement (a “Participation Agreement”) with the Trust and Distributor pursuant to which it purchases Shares of the various series for its separate accounts.

(G)           Each principal underwriter of Contracts and Policies, or broker-dealers having selling agreements with such principal underwriters, provides owners of Contracts and Policies with “personal service and/or the maintenance of shareholder accounts” as referenced in NASD Conduct Rule 2830(b)(9) (and having the same meaning given to it in NASD Notices to Members 90-56, 92-41, and 93-12).

(H)           Each Insurer performs all of the services necessary to administer the Contracts and Policies issued by it including record keeping and other administrative services that may benefit the Trust and the Funds.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

1.           Services as Distributor

1.1           Distributor agrees to serve as agent of the Trust for the distribution of the Trust’s Shares of all series and classes.  The Trust grants to Distributor exclusive authority to distribute the Shares.  Distributor agrees to use appropriate efforts to solicit orders for the sale of such shares and to undertake such advertising and promotion as it believes reasonable in connection with such solicitation.  Distributor agrees to offer and sell the Shares at the applicable public offering price or net asset value as set forth in the Trust’s Registration Statement.

1.2           In distributing the Shares, Distributor shall comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of FINRA.  Likewise, in distributing Shares, Distributor shall comply with the terms of the Participation Agreement in effect among it, the Trust and the Insurer to which it is offering or selling Shares.

1.3           Distributor agrees to devote reasonable time and effort to solicit sales of the Shares, but will not be obligated to sell any specific number of Shares.  The services of Distributor to the Trust under this Agreement are not exclusive and nothing contained herein shall prevent Distributor from serving as distributor of securities of other issuers, including shares of other investment companies, as long as such service to such other issuers does not impair Distributor’s obligations under this Agreement.

1.4           Distributor shall, at its own expense, finance such activities as it considers reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of other underwriters, broker-dealers and sales personnel, printing and mailing prospectuses to prospective investors in a Fund, and printing and mailing of sales literature to prospective investors in a Fund.  Likewise, Distributor shall, at its own expense, finance such activities as it considers reasonable that are intended to provide services to investors in a Fund.  Distributor shall be responsible for reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications, etc.) for the Funds, and shall file with FINRA or other appropriate regulators all such materials as are required to be filed under applicable laws and regulations.  In addition, Distributor shall provide sufficient personnel, during normal business hours, reasonably necessary to respond to telephone inquiries regarding the Funds.  Except as provided in sections 1.5 and 1.6 below, the Trust will not compensate Distributor for Distributor’s services under this Agreement.

1.5           In the event that one or more Funds adopt a distribution and service plan for any class of Shares, then such Funds may, up to the limits of the appropriate distribution and service plan, compensate Distributor for all or a part of the activities described in Section 1.4 above.  No provision of this Agreement shall be interpreted to prohibit:

•	a Fund to pay Distributor,

•	Distributor to pay principal underwriters of Contracts and Policies, or

•
Distributor or the Trust to pay broker-dealers selling Contracts or Policies, or other broker-dealers or financial intermediaries, that participate in activities primarily intended to promote the sale of Shares, where such payments are made pursuant to a distribution and service plan adopted by the Trust on behalf of such Fund pursuant to Rule 12b-1 under the 1940 Act.

Distributor shall prepare reports to the Trust’s Board of Directors regarding its activities under this Agreement as shall, from time to time, be reasonably requested by the Board, including reports about the use of distribution and service plan payments, if any.

1.6           Consistent with the foregoing, Distributor may retain any “front-end” sales charge imposed in the future on a class of Shares (and re-allow a portion thereof) or any contingent deferred sales charge imposed on the redemption of fund shares as specified in the Registration Statement.

1.7           In furtherance of its duties under this Agreement, Distributor shall become a party to each Participation Agreement.  In furtherance of its duties under this Agreement, Distributor may enter into agreements with the principal underwriters of Contracts and Policies pursuant to which such principal underwriters will promote the indirect sale of classes of Shares of one or more of the Funds as investment options under the Contracts and Policies.  Agreements with the principal underwriters of Contracts and Policies shall conform, in substance, to a form approved by the Trust and provide that such underwriters shall carry out their duties under such agreements in compliance with:

•	all applicable laws, rules, and regulations, including, without limitation,

o	the 1940 Act,
o	1933 Act,
o	1934 Act,
o	all rules and regulations adopted thereunder, and
o	all rules of FINRA

•	the Registration Statement, and

•	the terms of the applicable Participation Agreement.

1.8           Distributor agrees to promptly advise the Trust’s transfer agent, or any other agent designated in writing by the Trust, of all purchase orders for Shares.  Distributor agrees to pay, or arrange payment, for Shares, and to promptly deliver such payment, along with appropriate instructions, to the Trust or its transfer agent.  Subject to the terms of the applicable Participation Agreement, whenever in their judgment such action is warranted by unusual market, economic or, political, conditions, the Trust’s officers may decline to accept any orders for, or make any sales of Shares until such time as such officers consider it advisable for the Trust to accept such orders and make such sales.  The Trust agrees to promptly advise Distributor of its determination to recommence offers and sales of Shares.  The Trust’s transfer agent shall record Share transactions in “book-entry” form and maintain such records.

1.9           Distributor agrees that it is a principal underwriter to the Trust as identified in Rule 38a-1 under the 1940 Act and will provide to the Trust the information required of it under the Rule.

1.10           Distributor represents and warrants that it:  (a) has adopted an anti-money laundering compliance program that satisfies the requirements of all applicable laws and regulations, (b) will notify the Trust promptly if an inspection by the appropriate regulatory authorities or an internal examination or audit identifies any material deficiency in this program, and (c) will promptly remedy any such deficiency.

1.11           The Trust agrees, at its own expense, to execute any and all documents, furnish any and all information, and to take any other actions, that may be reasonably necessary in connection with registering the Shares under the 1933 Act to the extent necessary to have available for sale the number of Shares as may reasonably be expected to be purchased.  Likewise, the Trust will bear all costs and expenses, including fees and disbursements of its counsel and independent accountants, in connection with the preparation and filing of the Registration Statement (including prospectuses contained therein) under the 1933 Act and the 1940 Act.

1.12           Consistent with the practice of mutual funds that make their shares available only to separate accounts of insurance companies and other qualified purchasers, the Trust agrees to comply with the terms and conditions of relevant exemptions from the securities laws of such of the 50 states of the United States, the District of Columbia, the Commonwealth of Puerto Rico, the Territory of Guam and such other jurisdictions as Distributor and the Trust may determine.  To the extent that exemptions from the securities laws of any such jurisdiction are not available to the Trust and the Shares, the Trust shall, at its own expense, use its best efforts to comply with the registration, notification or qualification requirements of such laws in order for the Shares to be lawfully sold to Insurers in such jurisdiction, and shall maintain any such registration, notification or qualification in effect as long as may be reasonably requested by Distributor.  Notwithstanding the foregoing, the Trust shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction.

1.13           The Trust shall furnish Distributor such information about the Trust as Distributor may, from time to time, reasonably request, all of which information must be signed by one or more of the Trust’s duly authorized officers; and the Trust warrants that the statements contained in any such information, when so signed by the Trust’s officers, will be true and correct.  Upon request, the Trust also will furnish Distributor with:

•	annual audited financial statements of the Trust or any Fund,

•	quarterly earnings statements of the Trust or any Fund,

•	a monthly list of portfolio securities of each Fund,

•	as soon as practicable after the end of each month, a monthly balance sheet of each Fund,

•	any additional information about the financial condition of the Trust or any Fund that Distributor may reasonably request from time to time.

The Trust authorizes Distributor to use any prospectuses contained in the Registration Statement in the forms furnished form time to time to Distributor, and agrees to furnish such quantities of prospectuses as Distributor may reasonably request.

Neither Distributor nor any other person is authorized by the Trust to give any information or to make any representations, other than those contained in the Registration Statement or in any sales literature approved by the Trust.

1.14           The Trust represents that the Registration Statement has been prepared in conformity with the requirements of the 1933 Act, 1940 Act and the respective rules and regulations thereunder, including Form N-1A.  The Trust represents and warrants that:  (a) the Registration Statement contains all statements required to be made therein in conformity with the 1933 Act and rules thereunder, and (b) all statements of fact contained in the Registration Statement are true and correct in all material respects and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

To the extent it believes necessary or advisable, the Trust may propose from time to time such amendment or amendments to the Registration Statement and such supplement or supplements to prospectuses therein.  In the event that Distributor makes a written request to the Trust to amend the Registration Statement or supplement a prospectus and the Trust does not (or cannot) comply with such request within 15 days, then Distributor may terminate this Agreement in accordance with the requirements of Section 4 of this Agreement or decline to make offers of Shares until the requested amendment(s) or supplements are prepared and become effective.  The Trust will make every reasonable effort to notify Distributor reasonably far in advance of making any amendment to the Registration Statement or supplementing any prospectus contained therein.

1.15           No Shares may be offered by Distributor or the Trust under any of the provisions of this Agreement, and no orders for the purchase or sale of Shares pursuant to this Agreement will be accepted by the Trust, if and so long as the effectiveness of the Registration Statement is suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Securities and Exchange Commission (“SEC”); provided, however, that nothing contained in this Section 1.15 will in any way restrict or have an application to or bearing upon the Trust’s obligation to redeem its shares from any shareholder in accordance with the Registration Statement and the 1940 Act.  Notwithstanding the foregoing, Distributor may continue to offer Shares until it has been notified in writing of the occurrence of any of the foregoing events.

2.           Indemnification

2.1           The Trust agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issuance and sale of any Shares.

2.2           The Trust agrees to indemnify and hold Distributor, its several officers and directors, and any person who controls Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that Distributor, its officers and directors, or the controlling person may incur under the 1933 Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement (including any prospectus therein) or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in the Registration Statement (or in a prospectus) or necessary to make the statements in either not misleading; provided, however, that the Trust’s agreement to indemnify Distributor, its officers and directors, and the controlling person will not be deemed to cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement (or a prospectus) made in reliance upon and in conformity with written information furnished to the Trust by Distributor specifically for use in the preparation of the Registration Statement.

2.3           The Trust’s agreement to indemnify Distributor, its officers and directors, and any controlling person, described in section 2.2, is expressly conditioned upon the Trust’s being notified of any action brought against Distributor, its officers or directors, or any controlling person, such notification to be given by letter or by electronic mail addressed to the Trust at its principal office in Bellevue, Washington within ten days after the summons or other first legal process is served.  The failure to notify the Trust in this manner of any such action will relieve the Trust from any liability that the Trust may have to the person against whom the action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Trust’s indemnity agreement contained in this Section 2.

2.4           The Trust will be entitled to assume the defense of any suit brought to enforce any claim, demand or liability contemplated by this Section 2, but, in such case, the defense will be conducted by counsel of good standing chosen by the Trust and approved by Distributor (who will not, except with the consent of Distributor, be counsel to the Trust).  In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by Distributor, the defendant or defendants in the suit will bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case Distributor does not approve of counsel chosen by the Trust, the Trust will reimburse Distributor, its officers and directors, or the controlling person or persons named as defendant or defendants in the suit, for the fees and expenses of any counsel retained by Distributor or them.

2.5           The Trust’s indemnification agreement contained in this Section 2 and the Trust’s representations and warranties in this Agreement will remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor, its officers and directors, or any controlling person, and will survive the delivery of any Shares.  The Trust’s agreement of indemnity will inure exclusively to Distributor’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of any controlling persons and their successors, except that the Trust will not be obligated to indemnify any entity or person pursuant to this Section 2 against any liability to which Distributor, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

2.6           Distributor agrees to indemnify and hold the Trust, its several officers and directors, and any person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending those claims, demands or liabilities and any counsel fees incurred in connection with them) that the Trust, its officers or directors, or the controlling person, may incur under the 1933 Act, or under common law or otherwise, but only to the extent that the liability or expense incurred by the Trust, its officers or directors, or the controlling person resulting from the claims or demands arise out of or are based upon any untrue, or alleged untrue statement of a material fact contained in information furnished in writing by Distributor to the Trust specifically for use in the Registration Statement and used in the Trust’s answers to any of the items of the Registration Statement (or in the prospectuses contained therein), or arise out of or are based upon any omission, or alleged omission, to state a material fact in connection with the information furnished in writing by Distributor to the Trust and required to be stated in the answers or necessary to make the information not misleading.

2.7           Distributor’s agreement to indemnify the Trust, its officers and directors, and any controlling person under this Section 2 is expressly conditioned upon Distributor being notified of any action brought against the Trust, its officers or directors, or any controlling person, such notification to be given by letter or electronic mail addressed to Distributor at its principal office in Bellevue, Washington and sent to Distributor by the person against whom the action is brought, within ten days after the summons or other first legal process is served.  The failure to notify Distributor of any such action will not relieve Distributor from any liability that Distributor may have to the Trust, its officers or directors, or to the controlling person otherwise than on account of Distributor’s indemnity agreement contained in this Section 2.

2.8           Distributor will have the right to control the defense of any action contemplated by this Section 2, with counsel of its own choosing, satisfactory to the Trust, unless the action referred to in Section 2.7 is not based solely upon an alleged misstatement or omission on Distributor’s part.  In such event, the Trust, its officers or directors or the controlling person will each have the right to participate in the defense or preparation of the defense of the action.

2.9           Distributor will not be obligated to indemnify any entity or person pursuant to this Section 2 against any liability to which the Trust, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

2.10           The Trust agrees to advise Distributor immediately in writing:

•	of any request by the SEC for amendments to the Registration Statement (or a prospectus) or any additional information regarding the Trust or any of its series,

•	of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose,

•
of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement (or in a prospectus) or that requires the making of any change in the Registration Statement (or prospectus) in order to make the statements therein not misleading, and

•	of all actions of the SEC with respect to any amendments to the Registration Statement (or a prospectus) that may from time to time be filed with the SEC.

3.           Amendment

This Agreement may be amended by the parties only if the amendment is specifically approved by:  (a) the board of trustees of the Trust, or by the vote of a majority of outstanding voting Shares of the Trust, and (b) a majority of those trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party cast in person at a meeting called for the purpose of voting on the approval.

4.           Term

This Agreement will become effective as of May 1, 2012 and thereafter will continue automatically for successive annual periods, as long as its continuance is specifically approved at least annually:  (a) by the board of trustees of the Trust, or (b) by a vote of a majority (as defined in the 1940 Act) of the Trust’s outstanding voting Shares, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party by vote cast in person at a meeting called for the purpose of voting on the approval.  This Agreement is terminable without penalty:  (a) on not less than 60 days’ notice (i) by action of the trustees who are not interested persons (as defined in the 1940 Act) of the Trust, or (ii) by the vote of holders of a majority of the Shares, or (b) upon not less than 60 days’ written notice by Distributor.

5.           Miscellaneous

5.1           Successors and Assigns.  This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

5.2           Assignment.  This Agreement shall terminate in the event of its assignment by either party.

5.3           Intended Beneficiaries.  No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy.  The Agreement is intended for the exclusive benefit of the parties hereto.

5.4           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

5.5           Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of Delaware, without reference to the conflict of laws principles thereof.

5.6           Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYMETRA MUTUAL                                                                                     SYMETRA SECURITIES, INC.
FUNDS TRUST

By:  __________________                                                                                                By:  _____________________

Title:  _________________                                                                                                Title:  ____________________